                                                                      EXHIBIT 23





                      {Letterhead of KPMG Peat Marwick LLP}
                        Independent Accountants' Consent




The Board of Directors
Insight Enterprises, Inc.:


We consent to incorporation by reference in the registration statements (No. 33-96286, No. 33-96280 and No. 33-03158) on Form S-8 on Insight Enterprises, Inc. of our report dated January 29, 1998, relating to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Insight Enterprises, Inc.


                                          KPMG Peat Marwick LLP


Phoenix, Arizona
March 23, 1998